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                                                                    Exhibit 99.1

                 Vialog Extends Exchange Offer for Senior Notes

          BEDFORD, Mass.--September 18, 2000--Vialog Corporation (AMEX: VX), a leading provider of audio, video and Internet conferencing services, announced today that its pending exchange offer for its 12.75% Senior Notes has been extended until October 31, 2000. Pursuant to the exchange offer, which had been scheduled to expire on September 15, Vialog is offering to exchange shares of a newly created series of convertible preferred stock and cash for its outstanding Senior Notes.

          Vialog also reported that its continuing discussions with several major financial institutions to arrange the financing necessary for the exchange offer are proceeding well and that Vialog is optimistic that the necessary financing will be available prior to the October 31 expiration of the exchange offer. However, the Company will not be able to complete the exchange offer if it does not obtain the necessary financing.

          The Company also stated that it anticipates receiving new lock-up letters from most of the holders of the Senior Notes who had executed lock-up letters earlier this year agreeing to support the exchange offer.

About Vialog

          Vialog is a leading provider of teleconferencing services, including audioconferencing, videoconferencing, web presentation; and messaging services, such as voicemail broadcast, e-mail broadcast and fax broadcast. Vialog helps its more than 6,000 corporate customers communicate more professionally, efficiently and effectively by delivering superior customer service and an extensive range of enhanced and customized conferencing solutions. Vialog's common stock (symbol:VX) is quoted on AMEX. For more information, visit www.vialog.com for direct, online access to Vialog's conferencing and messaging services.

          Statements in this press release that are not based on historical facts may be considered forward-looking statements that involve risks and uncertainties, including but not limited to: changes in the market, new products and announcements from other companies, changes in technology, and the impact of competitive products and pricing. Additional information on the factors that could affect the Company's financial results is included in the Company's 1999 Form 10-K and other Company reports, which are filed with the Securities and Exchange Commission.

Contact:
 Vialog
 Michael E. Savage, (978) 975-3700